EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Form S-8 No. 333-74984, Form S-8 No. 333-111929, Form S-8 No. 333-163639 and Form S-3 No. 333-130113 of Pilgrim’s Pride Corporation and in the related Prospectuses of our reports dated February 11, 2011, with respect to the consolidated financial statements and schedule of Pilgrim’s Pride Corporation and the effectiveness of internal control over financial reporting of Pilgrim’s Pride Corporation, included in this Annual Report (Form 10-K) for the year ended December 26, 2010.

/s/ Ernst & Young LLP

Fort Worth, Texas

February 11, 2011